NTS Merger Parent, LLC
NTS Merger Sub, LLC
600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222

September 30, 2012

Special Committee of the Board of Directors
Mr. Mark D. Anderson, Chairman
NTS Realty Capital, Inc.
Managing General Partner of NTS Realty Holdings Limited Partnership
600 North Hurstbourne Parkway
Suite 300
Louisville, KY  40222

Members of the Special Committee:

We are writing to provide you with an update regarding the Commitment Letter from Quince Associates, Limited Partnership (“Quince Associates”) to J. D. Nichols and Brian F. Lavin dated December 21, 2012 (the “Commitment Letter”).  Messrs. Nichols and Lavin obtained the Commitment Letter in connection with that certain Agreement and Plan of Merger among NTS Merger Parent, LLC (“Parent”), NTS Merger Sub, LLC (“Merger Sub”), NTS Realty Capital, Inc. and NTS Realty Holdings Limited Partnership (the “Company”) dated December 27, 2012 (the “Merger Agreement”), pursuant to which Merger Sub would merge with and into the Company and the Company would continue as the surviving entity (the “Merger”). The Commitment Letter provides that it will terminate if the facility contemplated by the Commitment Letter does not close by September 30, 2013 (the “Financing Termination Date”).

Pursuant to Section 5.10(b) of the Merger Agreement, we are writing to inform you that there has been no extension of the Financing Termination Date and that the facility contemplated by the Commitment Letter has not closed.

We look forward to discussing this development further with you and your legal and financial advisors.

Sincerely,

NTS Merger Parent, LLC	NTS Merger Sub, LLC
/s/ Brian F. Lavin By: Brian F. Lavin Its: Manager	/s/ Brian F. Lavin By: Brian F. Lavin Its: Manager

cc:    Craig Bradley / Stites & Harbison, PLLC
         Lee Eichen / Centerboard Securities, LLC
         Cezar M. Froelich / Shefsky & Froelich, Ltd.
         Stephen H. Miller / Fore, Miller & Schwartz